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                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of the 29/th/ day of January, 2001, by and between Wolfpack Corporation, a Delaware corporation ("Purchaser") with its principal executive offices at c/o Capital Investment Partners, LLC, The Europa Center, 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27514; Basic Phone, Inc., a Texas corporation ("Target") with its principal executive offices at 2207 MacArthur Drive, Orange, Texas 77631; Warren J. Landry, Jr. residing at 6101 Hazelwood, Orange, Texas 77632; Sonda J. Landry, wife of Warren J. Landry, Jr., residing at 6101 Hazelwood, Orange, Texas 77632; Shari' Ernst residing at 104 So. 2 1/2 Street, Texas
77627; Chad Kibodeaux residing at 205 McCabe Lane, Orange, Texas 77632; Christopher Kovatch residing at 614 Dupont Drive, Orange, Texas 77630 and Tara Greenwood residing at 4260 McFarland Circle, Orange, Texas 77632 (each a "Shareholder" and collectively "Shareholders"). Purchaser, Target and Shareholders are referred to severally herein as a "Party" and jointly as the"Parties".

                                  BACKGROUND

     WHEREAS, Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from Shareholders, 1,040 shares of common stock of Target (the "Shares"), being all of the issued and outstanding capital stock of Target, on the terms and conditions as set forth herein.

     NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For convenience, certain terms used in this Agreement are listed in alphabetical order and defined below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Stock Purchase Agreement and the Exhibits and Disclosure Schedules hereto.

     "Assets" means, with respect to Purchaser or Target, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent financial statements, that are owned or possessed by such Party and its Subsidiaries, taken as a whole.

     "Benefit Plan" means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of ERISA.

     "Business" means with respect to any Person the entire business and operations of such Person and its Subsidiaries, taken as a whole.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

     "Contract" means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

     "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

     "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "$" means United States dollars.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or
(iv) constitute a violation of or non-compliance with any Environmental Law.

     "Environmental Law" means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Execution Date" means January 29, 2001.

     "GAAP" means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Governmental Authority" means any federal, state, local, municipal or foreign or other government or governmental agency or body.

     "Hazardous Substances" means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq. and its implementing regulations, (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)11001 et seq. and its implementing regulations, (iii) any "hazardous waste," as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq. and its implementing regulations, (iv) any "pollutant," as defined under the Water Pollution Control Act, 33 U.S.C. (S)1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

     "Intellectual Property" means any Copyrights, Patents, Trademarks, technology, licenses, trade secrets, computer software and other intellectual property.

     "Knowledge" of any Shareholder means that which such Shareholder actually knows or, after diligent investigation commensurate with such Shareholder's position with Target, should have known. "Knowledge" of Purchaser means that which an executive officer of Purchaser actually knows or, after diligent investigation, should have known.

     "Law" means any statute, law, ordinance, regulation, order, rule, common law principles or consent agreements of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Material Adverse Effect", as to Purchaser, means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Purchaser, either as a corporate entity or with its Subsidiaries taken as a whole, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise. "Material Adverse Effect", as to Target, means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Target, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

     "Patents" means patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

     "Purchaser Disclosure Schedule" means the Disclosure Schedule containing information relating to Purchaser pursuant to Article IV and other provisions hereof that has been provided to the other Parties on the date hereof.

     "Purchaser Indemnified Party" means Purchaser and each of its officers, directors, shareholders, employees, agents and counsel.

     "Regulation" means any federal, state, local or foreign rule or regulation.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholders Disclosure Schedule" means the Disclosure Schedule containing information relating to Target and Shareholders pursuant to Article V and other provisions hereof that has been provided to Purchaser on the date hereof.

     "Subsidiary" means any corporation or other legal entity of which Purchaser or Target, as the case may be (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of directors or other governing body of such corporation or other entity.

     "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

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     "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

     "Termination Date" means April 22, 2001.

     "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" means this Agreement and the other agreements described in Article III.

     "Transactions" means the purchase and sale of the shares and the other transactions contemplated by the Transaction Documents.

                                  ARTICLE II
                          PURCHASE AND SALE OF SHARES

     2.1. SALE OF STOCK. Subject to the terms and conditions set forth in this Agreement, each Shareholder shall sell to Purchaser and Purchaser shall purchase from each Shareholder, the Shares as set forth on Schedule 2.1.

     2.2 CONSIDERATION. As consideration for the Shares, Purchaser shall pay to the Shareholders, subject to the terms and conditions set forth in this Agreement, a total of Two Million Five Hundred Thousand Dollars ($2,500,000) ("Consideration"), allocated among the Shareholders as set forth on Schedule 1.2.

     2.3  CLOSING.

          (a) The closing of the purchase and sale of the Shares under this Agreement (the "Closing") shall be held at the offices of Kaplan Gottbetter & Levenson, LLP in New York, New York at 10:00 a.m. (local time) as promptly as practicable (and in any event within one Business Day) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Articles IX and X. The date on which the Closing occurs is referred to herein as the "Closing Date."

          (b) At the Closing each of the Shareholders shall transfer to Purchaser good and marketable title to the Shares owned by such Shareholder, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to the Purchaser the certificates for the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto. At the Closing, Purchaser shall deliver the Consideration by cashier's check or wire transfer, as set forth next to such Shareholder's name in Schedule
1.2. In addition, at the Closing, each person shall execute and deliver the agreements under Article III herein to which each person is also a party. At the Closing, the Shareholders shall make available the written resignations of all of the directors of Target effective as of the Closing and shall cause to be made available the books and records of Target to Purchaser. At the Closing, the Purchaser shall issue to Warren J. Landry, Jr. and Sonda J. Landry certificates of Purchaser representing good and marketable title to an aggregate of 250,000 fully paid and nonassessable shares of Purchaser common stock in accordance with the consulting agreements referenced in Sections 3.2 and 3.3 herein. At the Closing, each of Warren J. Landry, Jr. and Sonda J. Landry shall deliver to Purchaser an executed investment intent letter referenced in Article VI. At the Closing, each of Purchaser and Target shall deliver the other closing

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documents referenced in Articles IX and X. At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

                                  ARTICLE III
                               OTHER AGREEMENTS

     3.1. NON-COMPETE AGREEMENT. At the Closing, each Shareholder, except Tara Greenwood, shall execute and deliver to Purchaser the Non-Compete Agreement in the form annexed hereto as Exhibit 3.1.

     3.2. CONSULTING AGREEMENT. At the Closing, Warren J. Landry, Jr. and the Purchaser shall each execute the Consulting Agreement in the form annexed hereto as Exhibit 3.2.

     3.3. CONSULTING AGREEMENT. At the Closing, Sonda J. Landry and the Purchaser shall each execute the Consulting Agreement in the form annexed hereto as Exhibit 3.3.

     3.4. REGISTRATION RIGHTS AGREEMENT. At the Closing, each of Warren J. Landry, Jr. and Sonda J. Landry and the Purchaser shall each execute the Registration Rights Agreement in the form annexed hereto as Exhibit 3.4.

                                  ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Shareholders as follows, except as otherwise set forth in the Purchaser Disclosure Schedule:

     4.1. CORPORATE. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Purchaser is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified.

     4.2. AUTHORIZATION. Purchaser has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Purchaser has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Purchaser as of the date hereof has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, and any Transaction Document executed and delivered by Purchaser after the date hereof will be duly executed and delivered by Purchaser and will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

     4.3. VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for compliance with the Securities Act, the Exchange Act and applicable state securities Laws, neither the execution and delivery by Purchaser of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to Purchaser's Knowledge, any Law or Court Order to which Purchaser is subject, (b) the Charter Documents or bylaws of Purchaser, or (c) any Contracts to which Purchaser is a party or by which any of the Purchaser Assets may be subject.

     4.4. PURCHASER SEC REPORTS; FINANCIAL STATEMENTS. Purchaser has filed all required forms, reports, statements, schedules and other documents with the SEC since January 1, 1999, including (a) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, (b) its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and
(c) all other reports filed by Purchaser with the SEC since January 1, 1999 (collectively, the "Purchaser SEC Reports"). Each of such Purchaser SEC Reports, at the time it was filed or was amended, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain, at the time it was filed or was amended, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules, contained in the Purchaser SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Purchaser as at the respective dates thereof and the consolidated results of operations and cash flows of Purchaser for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder hereby represents and warrants to Purchaser as follows, except as otherwise set forth in the Shareholders Disclosure Schedule:

     5.1. CORPORATE. Target is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Target is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified. The Charter Documents and bylaws of Target (all of which have been delivered or made available to Purchaser) have been duly adopted and are current, correct and complete. Target has all necessary corporate power and authority to own, lease and operate the Target Assets and to carry on the Target Business as it is now being conducted. Target has no Subsidiaries.

     5.2. AUTHORIZATION. Target has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Target have been duly authorized by all necessary corporate action. No consents or approvals of holders of Target capital stock is required for the consummation of the Transactions. Each Shareholder has the capacity to execute and deliver the Transaction Documents to which he or she is a party and to perform the Transactions to be performed by him or her. Each Transaction Document executed and delivered by Target and any Shareholder as of the date hereof has been duly executed and delivered by Target and each such Shareholder and constitutes a valid and binding obligation of Target and each such Shareholder, enforceable against Target and each such Shareholder in accordance with its terms, and any Transaction Document executed and delivered by Target and any Shareholder after the date hereof will be duly executed and delivered by Target and each such Shareholder and will constitute a valid and binding obligation of Target and each such Shareholder, enforceable against Target and each such Shareholder in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

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     5.3. VALIDITY OF CONTEMPLATED TRANSACTIONS.  Neither the execution and delivery by Target or any Shareholder of the respective Transaction Documents to which he, she or it is or will be a party, nor the performance of the Transactions to be performed by he, she or it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to any Shareholder's Knowledge, any Law or Court Order to which Target or any Shareholder is subject, (b) the Charter Documents or bylaws of Target, (c) any other Contracts to which Target or any Shareholder is a party or by which any of the Target Assets may be subject.

     5.4. CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Target consists of 10,000 shares of Target common stock. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 1,040 shares of Target common stock. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Target. All of the issued and outstanding shares of Target common stock are validly issued, fully paid and non-assessable.

     5.5. TARGET FINANCIAL STATEMENTS. The Statement of Assets, Liabilities and Equity -Income Tax Basis as of November 30, 2000 and related Statement of Revenues and Expenses, Statement of Changes in Retained Earnings and Statement of Cash Flows - Income Tax Basis for the year ended November 30, 2000 (the "Target Financial Statements"), delivered to Purchaser fairly present the financial position of Target as at the respective dates thereof and the results of operations of Target for the periods indicated in accordance with applicable Federal income tax principles applied on a consistent basis throughout the periods involved. If Target Financial Statements were adjusted to reflect the items described in the letter from Ron Borel attached to this Agreement, said Target Financial Statements would present all of Target's assets, liabilities, revenues and expenses as of November 30, 2000 and for the fiscal year then ended. For purposes of this Agreement, the Statement of Assets, Liabilities and Equity of Target as of November 30, 2000 is referred to as the "Target Balance Sheet" and the date thereof is referred to as the "Target Balance Sheet Date."

     5.6. TAXES. Target (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns. Target has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Target Balance Sheet for the payment of all Taxes not yet due and payable. No deficiency in respect of any Taxes which has been assessed against Target remains unpaid, except for Taxes being contested in good faith, and Target has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Target with respect to any Taxes. Target has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return. There are no liens for Taxes upon any assets of Target except for liens for current Taxes not yet due. Target has to its Knowledge (i) complied with all provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes. Target is not a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. Target is not a party to any agreement relating to the allocating or sharing of the payment of, or liability for, Taxes for any period (or portion thereof). To Target's or any

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Shareholder's Knowledge, Target has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

     5.7. TITLE TO ASSETS AND RELATED MATTERS. Target has good and marketable title to the Target Assets, free from any Encumbrances except for constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and Taxes not yet due. Target owns all Target Assets necessary or currently used in the operation of Target's Business.

     5.8. REAL PROPERTY. All material real estate leased by Target as of the date hereof and used in the operation of the Target Business are disclosed in the Shareholders Disclosure Schedule. As of the date hereof, Target does not own any real property.

     5.9.  LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

           (a) There is no Litigation that is pending or, to Target's or any Shareholder's Knowledge, threatened against Target. To Target's or any Shareholder's Knowledge, Target is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities Laws. There has been no Default under any Laws applicable to Target, including Environmental Laws. There has been no Default with respect to any Court Order applicable to Target. Target has not received any written notice and, to the Knowledge of Target or any Shareholder, no other communication has been received to the effect that it is not in compliance with any applicable Laws. No Shareholder has reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws.

           (b) To Target's or any Shareholder's Knowledge, there is no Environmental Condition at any property presently or formerly owned or leased by Target.

           (c) Target has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the "Governmental Permits") required in connection with the operation of its Business, all of which are in full force and effect. Target has complied with all of its Governmental Permits.

     5.10. CONTRACTS AND COMMITMENTS.  Each Contract to which Target is a party
(i) is legal, valid, binding and enforceable by Target except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Target, and to Target's and any Shareholder's Knowledge, any other party, is not in Default under any such Contract. Target is not subject to any Contract limiting the freedom of Target to compete in any line of business, or with any Person, or in any geographic area or market.

     5.11. EMPLOYEE RELATIONS. Target is not (a) a party to, involved in or, to Target's and any Shareholder's Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Target has not experienced any work stoppage during the last three years.

     5.12. ERISA. Target has delivered or made available to Purchaser (i) accurate and complete copies of all Benefit Plans sponsored or maintained by Target or under which Target may be obligated for its employees, directors or independent contractors ("Target Benefit Plans") documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten Target Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Target Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Target Benefit Plans (for which annual reports are required) prepared within the last two years. The Shareholders Disclosure Schedule lists all Target Benefit Plans. All Target Benefit Plans conform to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws, including applicable Laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Target Benefit Plans, that could subject Target to any penalty or tax imposed under the Code or ERISA. There are no pending or, to the Knowledge of Target, threatened claims by or on behalf of any Target Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Target Benefit Plans, alleging any breach of fiduciary duty on the part of Target or any of the officers, directors or employees of Target under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. Target has made all required contributions under the Target Benefit Plans. The execution of this Agreement and the performance of the Transactions will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Target Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Target.

     5.13. PATENTS, TRADEMARKS, ETC. Target does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Target. Target owns or has valid rights to use all Intellectual Property used in the conduct of Target Business, free and clear of all Encumbrances.

     5.14. ABSENCE OF CERTAIN CHANGES. Since the Target Balance Sheet Date, Target has conducted the Target Business in the ordinary course, and, as of the date hereof, there has not been, nor as of the Closing Date, will there have been:

           (a) any Material Adverse Effect on the Target Business;

           (b) any distribution or payment declared or made in respect of Target's capital stock by way of dividends, purchase or redemption of shares or otherwise;

           (c) any increase in the compensation payable or to become payable to any current director or officer of Target, nor any material change in any existing employment, severance, consulting arrangements or any Target Benefit Plan;

           (d) any sale, assignment or transfer of any Target Assets, or any additions to or transactions involving any Target Assets, other than those made in the ordinary course of business;

           (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Target;

           (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

           (g) (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business
(ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person;

           (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

           (i) any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

           (j) any change in accounting procedure or practice; or

           (k) any agreement or promise by Target to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

     5.15. CORPORATE RECORDS. The minute books of Target contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

     5.16. FINDER'S FEES. No Person is or will be entitled to any commission, finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Target.

     5.17 OWNERSHIP OF SHARES. Each Shareholder is the record and beneficial owner of the Shares as set forth next to such Shareholder's name on Schedule 2.1, and has sole management power over the disposition of such Shares. The Shares owned by each Shareholder as set forth on Schedule 2.1 are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by any Shareholder except pursuant to this Agreement. Each Shareholder has the legal right to enter into and to consummate the Transactions contemplated hereby and otherwise to carry out his or her obligations hereunder.

                                  ARTICLE VI
                               INVESTMENT INTENT

     6.1. INVESTMENT INTENT. At the Closing, each of Warren J. Landry, Jr. and Sonda J. Landry shall execute and deliver to Purchaser the investment intent letter, the form of which is annexed hereto as Exhibit 6.1.

                                  ARTICLE VII
                           COVENANTS OF THE PARTIES

     7.1. NOTIFICATION OF CERTAIN MATTERS. Each of Purchaser, on the one hand, and Target and the Shareholders, on the other hand, shall give prompt notice to each other of the following:

           (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the Execution Date to the Closing Date, or (ii) directly or indirectly, any Material Adverse Effect; and

           (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     7.2.  ACCESS TO INFORMATION.

           (a) From the date hereof to the Closing Date, Purchaser and Target shall, and shall cause its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party's officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

           (b) All information so received from the other Party shall be deemed received pursuant to the confidentiality agreement heretofore executed and delivered by Target and Purchaser (the "Confidentiality Agreement"), and each such Party shall, and shall cause its respective officers, directors, employees, auditors, counsel, financial advisors and agents ("Party Representatives"), to comply with the provisions of the Confidentiality Agreement with respect to such information. The provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

     7.3. PUBLIC ANNOUNCEMENTS. Purchaser and Target (a) shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filings required with the SEC).

     7.4. COOPERATION. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all Purchaser Required Consents and Target Required Consents (as defined herein), and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party's control.

     7.5. EXPENSES. Purchaser shall pay all of the legal, accounting and other expenses incurred by Purchaser in connection with the Transactions, Target shall pay all of the legal, accounting and other expenses incurred by Target in connection with the Transactions, and each Shareholder shall pay all of the legal, accounting and other expenses incurred by such Shareholder in connection with the Transactions.

                                 ARTICLE VIII
                     COVENANTS OF TARGET AND SHAREHOLDERS

     8.1. OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Purchaser, during the period from the date of this Agreement to the Closing Date, Target will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the Transactions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or except as disclosed in the Target Disclosure Schedule, prior to the Closing Date, Target will not, and Shareholders shall not cause or permit Target to, without the prior written consent of Purchaser:

           (a) amend its Charter Documents or bylaws (or similar organizational documents);

           (b) except as set forth in the Shareholders Disclosure Schedule, authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

           (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

           (d) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

           (e) (i) amend any Target Benefit Plan or (ii) (a) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (b) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Target Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (c) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

           (f) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

           (g) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
(iii) disposition or Encumbrance of a material amount of assets or securities,
(iv) merger or consolidation or (v) material change in its capitalization;

           (h) change any material accounting or Tax procedure or practice;

           (i) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

           (j) compromise, settle or otherwise modify any material claim or litigation;

           (k) permit any existing insurance policy insuring Target Assets to terminate; or

           (l) commit, promise or agree to do any of the foregoing.

     8.2. MAINTENANCE OF THE ASSETS. Target shall use its reasonable best efforts to continue to maintain and service the Target Assets consistent with past practice. Target shall not directly or indirectly, sell or encumber all or any part of the Target Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

     8.3. EMPLOYEES AND BUSINESS RELATIONS. Target shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

     8.4.  CERTAIN TAX MATTERS.  From the date hereof until the Closing Date,
(a) Target will prepare and file, in the manner required by applicable Law, all Post-Signing Returns required to be filed under applicable Law; (b) Target will timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (c) Target will make provision for all Taxes payable by Target under applicable Law for which no Post-Signing Return is due prior to the Closing Date; and (d) Target will promptly notify Purchaser in writing of any action, suit, proceeding, claim or audit pending against or with respect to Target in respect of any Tax that is not disclosed on the Target Disclosure Schedule. It is the Parties understanding that the Target, and not the Shareholders, shall be responsible for payment of income taxes under this
Section 8.4; provided, however, that nothing in this sentence shall relieve any Shareholder of such Shareholder's indemnification or other obligations in this Agreement.

                                  ARTICLE IX
              CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS

     The obligations of Shareholders to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

     9.2. AGREEMENTS, CONDITIONS AND COVENANTS. Purchaser shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

     9.3. MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Purchaser.

     9.4. CERTIFICATES. Target shall have received a certificate of an executive officer of Purchaser to the effect set forth in Sections 9.1, 9.2 and 9.3, respectively.

     9.4. REQUIRED CONSENTS. Purchaser sure shall have obtained all consents ("Purchaser Required Consents") from third parties necessary for consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Purchaser.

     9.5. ANCILLARY DOCUMENTS. Purchaser shall have tendered executed copies of the respective Transaction Documents to which it is intended to be a party.

     9.6. LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

                                   ARTICLE X
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     10.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target and Shareholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

     10.2. AGREEMENTS, CONDITIONS AND COVENANTS. Target and Shareholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

     10.3. MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Target.

     10.4. CERTIFICATES. Purchaser shall have received a certificate of an executive officer of Target and each Shareholder to the effect set forth in Sections 10.1, 10.2 and 10.3, respectively.

     10.5. REQUIRED CONSENTS. Target and Shareholders shall have obtained all consents ("Target Required Consents") from third parties necessary for the consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Target.

     10.6. ANCILLARY DOCUMENTS. Target and each Shareholder shall have tendered executed copies of the Transaction Documents to which each of them is intended to be a party.

     10.7. LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

     10.8 FINANCING. Purchaser shall have raised net proceeds of at least Two Million Five Hundred Thousand Dollars ($2,500,000), whether through the issuance of debt or equity or otherwise, on such terms and conditions as determined in the sole discretion of Purchaser. Purchaser shall use good faith efforts to raise such financing.

                                  ARTICLE XI
                                INDEMNIFICATION

     11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the provisions of this Agreement will survive the Closing notwithstanding any investigation at any time made by or on behalf of any Party hereto provided that the representations and warranties set forth in Articles IV and V and in any certificate delivered in connection herewith with respect to any of those representations and warranties and will terminate and expire on the date two (2) years after the Closing Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article XI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article XI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that, in the case of each representation and warranty that will terminate and expire as provided in this Section 11.1, no claim presented in writing for indemnification pursuant to this Article XI on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

     11.2. INDEMNIFICATION OF SHAREHOLDERS. Purchaser covenants and agrees that it will indemnify each Shareholder against, and hold each Shareholder harmless from and in respect of, all losses, costs, expenses and damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of Purchaser or in certificates delivered by Purchaser in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed prior to the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to Purchaser which is provided to Shareholders in writing by the Purchaser or (B) any omission or alleged omission to state therein a material fact relating to Purchaser required to be stated therein or necessary to make the statements therein not misleading, and not provided to Shareholders by Purchaser after a written request therefor (each damage claim described in Section 11.2 being a "Shareholder Indemnified Loss"). Purchaser shall have no obligation to provide indemnification pursuant to Section 11.2 until the aggregate amount of indemnification to which Shareholders, in the aggregate, otherwise shall have become entitled hereunder shall exceed $50,000, after which Purchaser's obligation to provide indemnification shall be from the first dollar.

     11.3. INDEMNIFICATION OF PURCHASER INDEMNIFIED PARTIES. Each Shareholder, jointly and severally, covenants and agrees that he or she will indemnify each Purchaser Indemnified Party against, and hold each Purchaser Indemnified Party harmless from and in respect of, all losses, costs, expenses and damage claims that arise from, are based on, arise out of, or are attributable to (i) any breach of the representations and warranties of Target or any Shareholder or in certificates delivered by Target or any Shareholder in connection herewith; (ii) the nonfulfillment of any covenant or agreement on the part of Target or any Shareholder under this Agreement to be performed prior to the Closing or (iii) any liability under the Securities Act, the Exchange Act or other applicable Law which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to Target or any Shareholder, or any of them, which is provided to Purchaser or its counsel in writing by the Target or any Shareholder or

(B) any omission or alleged omission to state therein a material fact relating to Target or any Shareholder, or any of them, required to be stated therein or necessary to make the statements therein not misleading, and not provided to Purchaser or its counsel by Target or any Shareholder after a written request therefor (each damage claim described in Section 11.3 being an "Purchaser Indemnified Loss"). Shareholders shall have no obligation to provide indemnification pursuant to Section 11.3 until the aggregate amount of indemnification to which Purchaser otherwise shall have become entitled hereunder shall exceed $50,000, after which Shareholders' obligation to provide indemnification shall be from the first dollar.

     11.4. CONDITIONS OF THIRD PARTY INDEMNIFICATION.

           (a) All claims for indemnification under this Agreement arising from third-party claims shall be asserted and resolved as follows in this Section 11.4.

           (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 11.1, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XI with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

           (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 11.4(c) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, subject to a confidentiality agreement, with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that (i) purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party, (ii) involves a guilty plea to any crime or (iii) involves a fine or penalty, whether or not paid by the Indemnifying Party, without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 11.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party, and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party (provided that such expenses are reasonable), and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

           (d) If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article XI,
(B) elects not to defend the Indemnified Party pursuant to Section 11.4(c) or
(C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.4(c) or (ii) elects to defend the Indemnified Party pursuant to Section 11.4(c) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (provided that such expenses are reasonable) (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XI and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 11.4 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 16.4(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

           (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within 30 days after notice of a dispute is given.

           (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article XI relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to
Section 11.4(e) shall be made within 30 days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

     11.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                  ARTICLE XII
                                  TERMINATION

     12.1. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Closing Date:

           (a) By mutual written consent of Purchaser and Shareholders owning at least 51% of the Shares.

           (b) By Purchaser or Shareholders owning at least 51% of the Shares if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

           (c) By Purchaser or Shareholders owning at least 51% of the Shares if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

           (d) By Shareholders owning at least 51% of the Shares if Purchaser shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by Purchaser shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 10 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Purchaser's obligations to consummate the transactions contemplated hereby;

           (e) By Purchaser if Target or any Shareholder shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 10 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Target's or any Shareholder's obligations to consummate the transactions contemplated hereby;

     12.2. EFFECT OF TERMINATION.

           (a) If this Agreement is terminated pursuant to Section 12.1(a), (b) or (c), this Agreement shall be terminated and there shall be no liability on the part of any of the Parties; notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any willful breach hereof; provided that the provisions of Sections 7.2(b), 7.5, and this Section 12.2 shall survive the termination hereof.

           (b) If this Agreement is terminated by Shareholders owning at least 51% of the Shares pursuant to Section 12.1(d), then Purchaser shall pay Target liquidated damages in the amount of $100,000.

           (c) If this Agreement is terminated by Purchaser pursuant to Section 12.1(e), then Target shall pay Purchaser liquidated damages in the amount of $100,000.

     12.3. ADDITIONAL REMEDY FOR TERMINATION UNDER SECTION 12.1(d) OR FOR FAILURE TO MEET THE CONDITION UNDER SECTION 10.8. If (i) this Agreement is properly terminated by any Party under Section 12.1(b) and the only condition not met is the failure of Purchaser to meet the condition under Section 10.8 herein, or (ii) this Agreement is properly terminated by Shareholders owning at least 51% of the Shares pursuant to Section 12.1(d), then Purchaser shall pay Target liquidated damages in shares of Purchaser common stock with a market value equal to $150,000, but not less than 150,000 shares of Purchaser common stock. For purposes of this Section 12.3., market value shall be the average last trade price of Purchaser common stock as reported on Bloomberg for the ten
(10) consecutive trading days immediately prior to (A) the Termination Date (if
(i) above is applicable) or (B) the tenth day after the notice is delivered under Section 12.1(d) (if (ii) above is applicable). If the Purchaser common stock is otherwise to be issued to Target under this Section 12.3, it shall be a condition to issuance of such shares that Target shall deliver to Purchaser an investment intent letter in substantially the form annexed hereto as Exhibit 6.1.

                                 ARTICLE XIII
                                GENERAL MATTERS

     13.1. CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersede all prior agreements or understandings among the Parties regarding those matters.

     13.2. PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

     13.3. INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including," "includes" or similar words has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified. The Exhibits and Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

     13.4. NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

          If to Purchaser:              Wolfpack Corporation
                                        c/o Capital Investment Partners, LLC
                                        The Europa Center
                                        100 Europa Drive, Suite 455
                                        Chapel Hill, North Carolina 27514
                                        Attn:  Peter L. Coker, Sr.

          with a required copy to:      Kaplan Gottbetter & Levenson, LLP
                                        630 Third Avenue
                                        New York, New York 10017
                                        Attn:  Adam S. Gottbetter, Esq.

          If to Target to:              Basic Phone, Inc.
                                        c/o John Quigley, Esq.
                                        Wells, Peyton, Greenberg & Hunt, LLP
                                        P.O. Box 3708
                                        Beaumont, Texas 77704-3708

          If to any Stockholder,
            to such Stockholder
            as follows:                 Warren J. Landry, Jr.
                                        6101 Hazelwood
                                        Orange, Texas 77632

                                        Shari' Ernst
                                        104 So. 2  1/2 Street
                                        Nederland, Texas 77627

                                        Chad Kibodeaux
                                        205 McCabe Lane
                                        Orange, Texas 77632

                                        Christopher Kovatch
                                        614 Dupont Drive
                                        Orange, Texas 77630

                                        Tara Greenwood
                                        4260 McFarland Circle
                                        Orange, Texas 77632

                                        Sonda J. Landry
                                        6101 Hazelwood
                                        Orange, Texas 77632

     13.5. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York without regard to its provisions concerning conflict of laws.

     13.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     13.7. WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

     13.8. MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of Purchaser and Shareholders owning at least 51% of the Shares and that specifically refers to this Agreement.

     13.9. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

     13.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

                        [Signatures on following page]

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.


Purchaser:                                 Shareholders:

Wolfpack Corporation                       /s/ Warren J. Landry, Jr.
                                           ----------------------------------
                                                  Warren J. Landry, Jr.

     /s/ William Evans                     /s/ Shari' Ernst
By:  ______________________________        ----------------------------------
     William Evans                                     Shari' Ernst
     Title: President
                                           /s/ Chad Kibodeaux
                                           ----------------------------------
                                                      Chad Kibodeaux
Target:
                                           /s/ Christopher Kovatch
                                           ----------------------------------
Basic Phone, Inc.                                   Christopher Kovatch

                                           /s/ Tara Greenwood
                                           ----------------------------------
     /s/ Warren J. Landry, Jr.                         Tara Greenwood
By:  ------------------------------
     Warren J. Landry, Jr.                 /s/ Sonda J. Landry
     President and Chief Executive         ----------------------------------
     Officer                                          Sonda J. Landry

[LOGO]    P.O. Box 220
          Orange, Texas 77631       888-503-3663 (voice)   800-954-2769 (fax)
--------------------------------------------------------------------------------

                       SHAREHOLDERS DISCLOSURE SCHEDULE

Item 5.3 Signed proxies are in place, in the event that one or more Shareholders is (are) unavailable at the time of Transaction

Item 5.5 Internal Financials - Per Ron Borel, the November 30, 2000 Financial Statement complied by Borel, McClellan & Applegate, PLLC, were prepared on the Income Tax Basis, which is a comprehensive basis of accounting other than General Accepted Accounting Procedures (GAAP)
               Due to acquisition of Kansas customer base list from Local Phone Company and the inaccurate number of customers actually available, December 2000, income statement shows a negative $20,000.00 net income. BasisPhone was forced to credit memo over $61,000.00.

Item 5.6 Per Ron Borel (Borel, McClellan & Applegate, PLLC), "opinion is that there are no unusual aggressive positions taken on the Form 1120 for FYE 11/30/2000"
               In reference to Form 1120 due for FYE 11/30/2000 - all taxes have been paid
               All other taxes are paid, with the exception of current taxes for January, 2001, which are due in February, 2001
               State of Kansas 911 fees are not current. BasicPhone has been unable to locate the proper Kansas agencies for remittance and is seeking, with the assistance of the Kansas Corporation Commission, additional information to obtain this information in order to remit fees. Total Kansas 911 fees are estimated to be $30,000.00

Item 5.8 Target Business Corporate Facilities, located at 2207 McArthur Drive in Orange, Texas, is leased from Shareholder, Warren J. Landry, Jr. and are to be considered leased assets

Item 5.9 (c)   List of all agreements/leases/contracts in place (and terms) and pending (with approximate effective due dates) - See Exhibit "A"

Item 5.10 "Purchaser" has, in its possession, copies of all State Operational Agreements and Vendor Agreements See Exhibit "D"

Item 5.12      Summarize "retirement plan" here - See Exhibit "B"

Item 5.14 (j) Obtained new CPA firm - our Corporate CPA retired middle of 2000, selling his firm to another CPA - we were not pleased with his performance and took some time to find a permanent CPA - Mr. Ron Borel - Borel, McClellan & Applegate, PLLC

Item 5.15 "Target" Board of Directors Approval process, all Charter Documents, minutes of meetings, resolutions and other proceedings of its Board of Directors and Stockholders will be presented upon "Closing"

Item 5.17 Cross-Reference Item 1.2 on Schedule *reference potential transfer of shares - See Exhibit "C"

Item 13.4      Final address corrections still not complete

Page: 1                               EXHIBIT 'A'
Date: 01/17/01 at 8:42 AM

                                BASICPHONE, INC.
             Detail Vendor File Report - Ordered By Vendor Number
                              Matching: Code = R

Vendor     Last Pmt   Last Pay Amt     YTD Purchases     YTD Payments    YTD Discounts   YTD Adjustments    Open Debits      Balance
------     --------   ------------     -------------     ------------    -------------   ---------------    -----------      -------
ACKAL1     01/02/01         500.00           1000.00          1000.00             0.00              0.00           0.00         0.00

ACKAL'S                                Contact, Title: JAMES MOURET,                                Phone: 318/364-7271
IBERIA PHARMACY                                                                                     Fax:
1620 HOPKINS STREET
NEW IBERIA, LA 70560

Terms: C.O.D.            Limit:        500       Type: OPEN END       Buyer: NI            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
ANWA01     01/02/01         475.00              950.00         950.00             0.00              0.00           0.00         0.00

ANDREW WADE                            Contact, Title: ANDREW WADE,                                 Phone: 409/384-7847
440 STATE STREET                                                                                    Fax:
JASPER, TX 75951

Terms: C.O.D.            Limit:        500       Type: OPEN END       Buyer: JP            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
FOOD01     01/02/01         500.00             1000.00        1000.00             0.00              0.00           0.00         0.00

FOOD TOWN                              Contact, Title:                                              Phone:    /   -
1700 DECKER DRIVE                                                                                   Fax:
BAYTOWN, TX 77521

Terms: C.O.D.            Limit:       1000       Type: OPEN END       Buyer: BT            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
GOOD01     01/02/01         900.00             1800.00        1800.00             0.00              0.00           0.00         0.00

GOODWILL IND. OF HOUSTON               Contact, Title: GREG COX, J Ral., L York, Tele               Phone: 713/699-6350
5200 JENSEN DRIVE                                                                                   Fax:
HOUSTON, TX 77026-2597

Terms: C.O.D.            Limit:       1000       Type: OPEN END       Buyer: 3             Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
HEB01      01/16/01        1026.00             2142.00        2142.00             0.00              0.00           0.00         0.00

H.E. BUTT STORE PROPERTY               Contact, Title: JODIE KIRKSEY,                               Phone: 210/938-8290
P.O. BOX 839955                                                                                     Fax:   210/938-7788
646 S. MAIN
SAN ANTONIO, TX 78283-3955

Terms: C.O.D.            Limit:       2500       Type: 08/01/03       Buyer: HG            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------

Page: 2
Date: 01/17/01 at 8:42 AM

                                BASICPHONE, INC.
             Detail Vendor File Report - Ordered By Vendor Number
                              Matching: Code = R

Vendor     Last Pmt   Last Pay Amt     YTD Purchases     YTD Payments    YTD Discounts   YTD Adjustments    Open Debits      Balance
------     --------   ------------     -------------     ------------    -------------   ---------------    -----------      -------
HERM01     01/02/01         500.00           1000.00          1000.00             0.00              0.00           0.00         0.00

HERMAN PROPERTIES                      Contact, Title: YUANITA MONROE,                              Phone: 316/267-6923
1701 FERREL DRIVE                                                                                   Fax:
WICHITA, KS 67203

Terms: C.O.D.            Limit:       1500       Type: 10/31/02       Buyer: WI            Priority: 1  Tax:  0.000   Code: R

Year to Date 1099 payments: $2000.00      1099 Type: Interest
------------------------------------------------------------------------------------------------------------------------------------
HUGH01     01/02/01         400.00              800.00         800.00             0.00              0.00           0.00         0.00

HUGHES MARKET BASKET                   Contact, Title: ED HUGHES,                                   Phone: 409/724-0851
P.O. BOX 1877                                                                                       Fax:
NEDERLAND, TX 77627

Terms: C.O.D.            Limit:        500       Type: OPEN END       Buyer: NL            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
MABA01     01/02/01        1462.00             2924.00        2924.00             0.00              0.00           0.00         0.00

M & E FOOD MART, INC. NO.2             Contact, Title: TOM CORMIER, P Arth, Bmt, L Charles          Phone: 409/727-3104
P.O. BOX 1717                                                                                       Fax:
NEDERLAND, TX 77627-1717

Terms: C.O.D.            Limit:        500       Type: 10/31/01       Buyer: 3             Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
PARK01     01/02/01         980.00             1960.00        1960.00             0.00              0.00           0.00         0.00

PARKWAY PLAZA, L.L.C.                  Contact, Title:                                              Phone: 337/289-6493
P.O. BOX 98                                                                                         Fax:
BROUSSARD, LA 70518

Terms: C.O.D.            Limit:       1000       Type:  8/31/02       Buyer: LF            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
RIVE01     01/02/01         905.00             1810.00        1810.00             0.00              0.00           0.00         0.00

RIVERTOWNE PROPERTY CO.,               Contact, Title: RONNIE ROAKE,Y,                              Phone: 512/441-1858
2011 D. EAST RIVERSIDE                                                                              Fax:
AUSTIN, TX 78741

Terms: C.O.D.            Limit:       2000       Type: 01/01/02       Buyer: AU            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------

Page: 3
Date: 01/17/01 at 8:42 AM


                                BASICPHONE, INC.
             Detail Vendor File Report - Ordered By Vendor Number
                              Matching: Code = R

Vendor     Last Pmt   Last Pay Amt     YTD Purchases     YTD Payments    YTD Discounts   YTD Adjustments    Open Debits      Balance
------     --------   ------------     -------------     ------------    -------------   ---------------    -----------      -------
SPEAR1     01/02/01         300.00            750.00           750.00             0.00              0.00           0.00         0.00

SPEARS AGENCY                          Contact, Title:                                              Phone: 318/255-5015
205 W. GEORGIA AVENUE                                                                               Fax:
RUSTON, LA 71270

Terms: C.O.D.            Limit:        200       Type: OPEN END       Buyer: RU            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
STST01     01/02/01         800.00             1600.00        1600.00             0.00              0.00           0.00         0.00

STANLEY STORES, INC                    Contact, Title: LARRY FOUNTAIN, Deridder, Vidor              Phone: 409/783-9134
P.O. BOX 998                                                                                        Fax:
VIDOR, TX 77670

Terms: C.O.D.            Limit:       1000       Type: OPEN END       Buyer: 2             Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------
WJLJ01     01/11/01         669.84            19301.04       19301.04             0.00              0.00           0.00         0.00

WARREN J. LANDRY JR.                   Contact, Title:                                              Phone: 409/886-0647
6101 HAZELWOOD                                                                                      Fax:
ORANGE, TX 77632

Terms: C.O.D.            Limit:      10000       Type: 01/01/02       Buyer: CO            Priority: 1  Tax:  0.000   Code: R
------------------------------------------------------------------------------------------------------------------------------------

YTD Purchase Total:       37037.04
Open Balance Total:           0.00
Open Debit Total:             0.00

                         V A N  K A M P E N  F U N D S

                                  EXHIBIT 'B'

  Employer

                                    [LOGO]

                                   Exhibit C

                             Shareholder Ownership

    BasicPhone, Inc. has 10,000 shares of common capital stock authorized. BasicPhone, Inc. has issued 1,040 shares of common capital stock. All shares have been issued to its owners. The following represents the full payment amount required at Closing (as individual Cashier's Checks, made by Purchaser, payable to the Shareholders listed below in the amounts listed below) to Purchase 100% of the outstanding Shares of BasicPhone, Inc. held by 100% of its Shareholders:

     Shareholder Name           Number of Shares       Percentage of Ownership           Distribution
     ----------------           ----------------       -----------------------           ------------
     Warren J. Landry, Jr.           1,000                          96.0%                   $2,400,000.00

     Sonda J. Landry                     8                           0.8%                   $   20,000.00

     Shari' Ernst                        8                           0.8%                   $   20,000.00

     Chad Kibodeaux                      8                           0.8%                   $   20,000.00

     Christopher Kovatch                 8                           0.8%                   $   20,000.00

     Tara Greenwood                      8                           0.8%                   $   20,000.00
                                     -----                         -----                    -------------
     Totals:                         1,040                         100.0%                   $2,500,000.00
                                     =====                         =====                    =============

[LOGO]   P.O. Box 220
         Orange, Texas 77631         888-503-3663(voice)    800-954-2769(fax)
-----------------------------------------------------------------------------

                                   EXHIBIT D


                                   Item 5.10


       List of States In Which BasicPhone Holds Retail/Resale Agreements
                             and Vendor Agreements


State Certification               Vendor Agreement
-------------------               ----------------

State of Arkansas:                Southwestern Bell Telephone

State of Florida:                 Bellsouth Telephone
                                   Century Telephone

State of Kansas:                  Southwestern Bell Telephone

State of Louisiana:               BellSouth Telephone
                                   Century Telephone

State of Mississippi:             Southwestern Bell Telephone


State of Missouri:                Southwestern Bell Telephone


State of Nevada:                  Pacific Bell Telephone


State of Oklahoma:                Southwestern Bell Telephone

State of Texas:                   All-Tel Telephone Company
                                  East Texas Telephone
                                  Ganado Telephone
                                  Livingston Telephone
                                  Lufkin-Conroe Telephone
                                  Southwestern Bell Telephone
                                  Sprint
                                  Valor
                                  Verizon

              [LETTERHEAD OF BOREL, MCCLELLAN & APPLEGATE, PLLC]


     January 21, 2001


     Warren J. Landry, Jr.
     BasicPhone, Inc.
     P.O. Box 220
     Orange, TX 77631-0220

     re: BasicPhone, Inc. November 30, 2000 Financial Statements Conversion of financial statements from "Income Tax Basis" to "Generally Accepted Accounting Principles (GAAP)"

     Dear Warren:
          Per our telephone conversations with Pete Wilson, the following are the major necessary changes, which we discussed, in converting BasicPhone, Inc. November 30, 2000 financial statements from the "Income Tax Basis" to Generally Accepted Accounting Principles (GAAP)" accrual method of accounting. THE FOLLOWING INFORMATION IS BASED ON INFORMATION SUPPLIED BY BASICPHONE, INC. THAT WOULD BE INCLUDED IN A COMPLIED FINANCIAL STATEMENT, IF PREPARED BY US. WE HAVE NOT AUDITED OR REVIEWED THE FOLLOWING INFORMATION OR SUPPORTING DOCUMENTATION AND, ACCORDINGLY, WE CANNOT EXPRESS AN OPINION OR ANY FURTHER ASSURANCE ON THEM.

     1.  Accounts Receivable and contra-account Deferred Income-Accounts
         ---------------------------------------------------------------
         Receivables
         -----------

         Of the accounts receivable of $636,227 at November 30, 2000, the $321,090 would be recognized as revenues in the fiscal year ended November 30, 2000, increasing sales to $4,899,788, and the remaining $315,137 would be a prior years' adjustment increase to retained earnings. The offsetting debit entry would clear out the "Deferred Income-Accounts Receivables account".

     2. Provision for Doubtful Accounts
        -------------------------------

        A provision/reserve for doubtful accounts would be recorded to estimate the amount of accounts receivables outstanding as of November 30, 2000 that would ultimately be uncollectible, based on management's determination. The accounts receivables indicated by BasicPhone, Inc. as bad debt write-offs as of November 30, 2000 amounted to approximately $3,000.
        In December 2000, pertaining to prior billings in the state of

Kansas, credit adjustments to invoices billed were made totaling approximately $61,000. According to management, this was to correct previous months' billings to individuals in Kansas that were believed to be customers of a new acquisition, but were later determined not to be valid customers. Per management, this unusual adjustment should be reflected against November 30, 2000 fiscal year-end sales.

3.   Prepaid Insurance and other prepaid expenses
     --------------------------------------------

     Any material prepaid expenses would be recorded as an asset on the balance sheet. BasicPhone, Inc. has indicated prepaid insurance in the amount of approximately $8,500 and prepaid advertising in the amount of approximately $9,800. However, it appears these adjustments would be offset in the accrual financial statements by related adjustments required as of the fiscal year-end November 30, 1999.


4.   Accounts Payable
     ----------------

     Information received from BasicPhone, Inc. indicated accounts payables as of November 30, 2000 representing income statement expenses totaling approximately $245,700. The majority of these accounts payables represent direct telephone and long distance service expenses not billed until December 2000, but were for November 2000 transactions. However, it also appears these adjustments would be offset to a large extent in the accrual financial statements by related adjustments required as of the fiscal year-end November 30, 1999.


5.   Accrued Payroll and related payroll taxes for days worked in November 2000,
     --------------------------------------------------------------------------
     but paid the first of December 2000.
     -----------------------------------

     Accrued payroll expense in the estimated amount of $25,500 for "Salaries & Wages" and the related employer's payroll tax expense for approximately $2,000, should be recorded as expenses and offsetting liability as of November 30, 2000. However, it also appears these adjustments would be offset to a large extent in the accrual financial statements by related adjustments required as of the fiscal year-end November 30, 1999.


6.   Accrued Retirement expense
     --------------------------

     In relation to the above accrued payroll expense recorded as of November 30, 2000, an estimated accrued retirement expense of $524 should be recorded with offsetting liability. However, it also appears these adjustments would be offset to a large extent in the accrual financial statements by related adjustments required as of the fiscal year-end November 30, 1999.


7.   Depreciation Expense and Accumulated Depreciation
     -------------------------------------------------

     Depreciation expense and accumulated depreciation would be need to be adjusted to reflect book depreciation methods (i.e. straight-line depreciation) reported on the financial statements (GAAP) versus the accelerated depreciation methods (i.e. IRC Section 179 expense, MACRS, ACRS, etc.) reported under the income tax basis. The actual difference in depreciation expense has not been estimated at this time.

8.   Provision for current federal income taxes payable/Provision for deferred
     -------------------------------------------------------------------------
     federal income taxes
     --------------------

     As a result of the change in accounting method to the accrual basis, an income adjustment is required under Internal Revenue Code Section 481. This adjustment is required to account for changes in taxable income solely by reason of the accounting method change in order to prevent income and expense items from being duplicated or omitted. Under both the general procedure (IRS Rev.Proc. 97-27) and the automatic consent procedure (IRS Rev.Proc 98-60), the adjustment is spread over four (4) tax years unless special rules apply. An additional increase in the liability for federal income taxes payable is required to reflect the amount of the income adjustment. As indicated above, the income adjustment carried over to future years would result in a future or deferred federal income tax liability. The estimated additional provision for current federal income taxes payable would be approximately $33,400 and the provision for deferred income taxes payable relating to the income adjustment, allowed to be carried over to three (3) future years, would be approximately $100,120 (payable in the amount of approximately $33,400 per year).

     The above is a general overview of the estimated major changes to the November 30, 2000 financial statements resulting from a change to the accrual basis method of accounting in accordance with generally accepted accounting principles. It also must be noted that the above are estimated amounts based on the information supplied by BasicPhone, Inc. and actual amounts will differ. Such differences may be significant depending on the actual events, accounting principles and income tax laws in effect at the time of actual occurrence.

     If we can be of any further assistance, please do not hesitate to contact us.

Sincerely,
/s/ Ron L. Borel
Ron L. Borel
Borel, McClellan & Applegate, PLLC